EXHIBIT 10.1


                      SETTLEMENT AND MODIFICATION AGREEMENT


      This Settlement and Modification Agreement ("Agreement") is entered into in Santa Ana, California as of October 1, 2004 by and between VitroTech Corporation, a Nevada corporation ("VitroTech"), VitroCo Incorporated, a Nevada corporation, a wholly owned subsidiary of VitroTech ("VitroCo"), Hi-Tech Environmental Products, LLC, a Nevada limited liability company ("Hi-Tech"), Enviro Investment Group, LLC, a Nevada limited liability company ("EIG"), Red Rock Canyon Mineral, LLC, a California limited liability company ("Red Rock") and Valley Springs Mineral, LLC, a California limited liability company ("Valley Springs"). EIG, Red Rock and Valley Springs are sometimes collectively referred to herein as the "Mining Companies". The Mining Companies and Hi-Tech are sometimes collectively referred to herein as the "Private Companies". VitroTech and VitroCo are collectively referred to herein as the "Public Companies".

                                    RECITALS

      A. Pursuant to an agreement dated September 8, 1997 with Candrea Bennett, EIG has the right to mine and market that certain rhyolite type mineral ("Mineral") located on property owned by Ms. Bennett in Calaveras County, California.

      B. Red Rock is the owner of certain real property located in Kern County, California (subject to a lien in favor of the seller, Joseph and Sheila Mathewson), upon which is located Mineral.

      C. Pursuant to a Purchase and Sale Agreement dated February 8, 2000 with Bernard Dubnow and Henry Cleary, an Agreement dated March 6, 2002 with Andrew Capestro, Trustee of the Alpha Operating Trust, which rights were subsequently assigned by Alliance Asset Management Corp. to Valley Springs, Valley Springs may have certain rights to mine and market Mineral located on property currently owned by the heirs of Messrs. Dubnow and Cleary, as to a tenancy in common interest, and Mr. Capestro, as Trustee of the Alpha Operating Trust, as to a tenancy in common interest.

      D. The Mining Companies entered into the following agreements, respectively, with Hi-Tech, pursuant to which Hi-Tech was granted the right to mine and market the Mineral on behalf of the Mining Companies, in exchange for which Hi-Tech agreed to pay to the Mining Companies a purchase price based on each pound of Mineral sold from the respective properties:

            1. EIG - Second Amended and Restated Agreement dated as of March 16, 2001, as amended by a First Amendment dated as of December 31, 2001, a Second Amendment dated as of December 31, 2002, a Third Amendment dated as of February 2, 2004 and a Fourth Amendment dated February 10, 2004;

            2. Red Rock - Agreement dated as of April 5, 2002, as amended by a First Amendment dated as of February 2, 2004 and a Second Amendment dated as of February 10, 2004; and

            3. Valley Springs - Agreement dated as of April 5, 2002, as amended by a First Amendment dated as of February 2, 2004 and a Second Amendment dated as of February 10, 2004.

      The Agreements between the Mining Companies and Hi-Tech are collectively referred to herein as the "Mining Contracts".

      E. Pursuant to an Assignment and Assumption of Agreements dated as of February 3, 2004, VitroCo received an assignment of the rights and obligations of Hi-Tech under the Mining Contracts, in consideration of which Hi-Tech received Fifteen Million (15,000,000) shares of VitroTech stock. In addition, VitroCo and Hi-Tech entered into a Royalty Agreement dated as of February 3, 2004, as amended by a First Amendment dated February 10, 2004, pursuant to which Hi-Tech is entitled to receive a royalty based on each pound of Mineral sold from the respective properties.

      F. The purchase price due the Mining Companies and the royalty due Hi-Tech are collectively referred to herein as the "Private Company Payments".

      G. Over the years, pursuant to various Private Offering Memoranda, Hi-Tech raised money from private investors, who received promissory notes ("Notes"), which provide in part that the investors would receive contingent interest based on each pound of Mineral sold from the respective properties, up to a certain pre-determined number of pounds. The obligation to the investors was assumed by VitroCo.

      H. VitroTech guaranteed the obligations of VitroCo to pay the Private Company Payments and the Notes (including principal, interest and contingent interest) to the investors.

      I. The purchase price due to the Mining Companies and the obligations under the Notes to the investors pre-existed the assignment of rights to VitroCo. The royalty due Hi-Tech was created as consideration of the assignment of the Mining Contracts to VitroCo, and occurred concurrently with the merger of VitroCo Materials into Star Computing, and the subsequent name change from Star Computing to VitroTech.

      J. It was anticipated at the time of the merger that the Mineral would be able to be sold to users, either by VitroCo directly or through distributors, for a minimum of Five Dollars and Twenty Five Cents ($5.25) per pound. Based on that purchase price, and the anticipated rate of sales, there would be ample cash flow to pay the Private Company Payments, sums due under the Notes, and for VitroCo to maintain an appropriate rate of return. The overall purchase price/royalty structure was created based on advice from Steve Merry, a consultant who was retained to provide advice in connection with the public activities, and legal counsel Richardson & Patel, LLP as well as sales forecasts created by Hi-Tech, in concert with Steve Merry, based on Steve Merry's representations about sales to international customers commencing in 2004.

      K. It was Hi-Tech's understanding that in addition to providing advice, Steve Merry and Antony Gordon would raise sufficient money for VitroTech to (i) allow VitroCo to expand its sales force, therefore accelerating sales, and (ii) create a cash reserve sufficient to allow VitroCo to operate until such time as sales occurred and VitroCo was "cash positive". In consideration of such obligation, Steve Merry and Antony Gordon, through Elgin Investments, LLC, received Thirteen Million (13,000,000) shares of stock in VitroTech. The monies required are evidenced by a variety of schedules prepared by both Hi-Tech and Steve Merry.

      L. VitroTech subsequently split its shares 4:1, resulting in Hi-Tech owning Sixty Million (60,000,000) shares and Elgin Investments owning Fifty Two Million (52,000,000) shares.

      M. Sufficient monies were not raised and significant sales have not occurred.

      N. Some of the managers and members of the Private Companies are also officers and/or employees of VitroTech and/or VitroCo.

      O. One or more of the shareholders of VitroTech has questioned (i) the amount of the Private Company Payments relative to the market price for the Mineral, and (ii) the perceived conflict of interest of individuals who are managers or members of the Private Companies, as well as officers and/or employees of VitroTech and/or VitroCo. One of these shareholders, on behalf of 1568931 Ontario Ltd. ("Lender"), has delivered a letter to VitroTech dated September 29, 2004, pursuant to which the Lender would lend certain monies to VitroTech, and make certain other financial commitments, all as contained in the letter, based in part of the restructure of the Private Company Payments. In order to partially satisfy the Lender's concerns of conflict of interest, Jess Rae Booth has resigned his positions as President and CEO of VitroTech and VitroCo.

      P. The Private Companies have no obligation to amend the Private Company Payments, the Mining Contracts or the Royalty Agreement. The Mining Contracts provide that upon a default by VitroCo, and appropriate notice and opportunity to cure, the Mining Companies have all rights available to them at law or in equity, including but not limited to the right to terminate VitroCo's rights under the Mining Contracts.

      Q. VitroCo has requested that the Mining Companies not currently exercise its rights to claim such an event of default. In reliance on representations and warranties from VitroCo that it is in the process of obtaining financing, which financing should be sufficient to allow VitroCo to
(i) fund its current operations, and (ii) add sales people to increase sales, on September 29, 2004, Jess Rae Booth, as Chairman Manager of the Mining Companies, and James Kangas, as Chairman Manager of Hi-Tech, delivered a non-binding letter to VitroTech, pursuant to which it agreed to restructure the Private Company Payments in exchange for 17,107,657 shares of VitroTech stock.

      R. Nothing herein shall affect the repayment of the Notes to the investors, including principal, interest and contingent interest, the obligation of which was assumed by VitroCo and guaranteed by VitroTech.

      S. To the extent applicable, this Agreement shall be deemed to be an amendment to both the Mining Contracts and the Royalty Agreement. Capitalized terms which are not defined herein are used as they are defined in the applicable Mining Contract and/or Royalty Agreement.

      Now, therefore, in consideration of the foregoing, and other consideration actually received, the parties hereto agree as follows:

      1. Sums Currently Due Private Companies. Attached hereto as Schedule A is a list of sums due the Private Companies as of the date hereof totaling $1,085,652.98 ("Pre-Modification Delinquencies"). The Public Companies acknowledge the accuracy of Schedule A. The Mining Companies currently have the right to declare VitroCo to be in default under the Mining Contracts. Hi-Tech currently has the right to declare VitroCo to be in default under the Royalty Agreement. Notwithstanding the foregoing, the Private Companies agree that, solely as it relates to the failure to currently pay the Pre-Modification Delinquencies, the Private Companies shall defer their right to declare VitroCo to be in default under the Mining Contracts or the Royalty Agreement until December 31, 2006; provided, however, that (i) at such time as VitroCo becomes "cash flow positive", as defined below, all monies over and above breakeven shall first be paid to the Private Companies to reduce the Pre-Modification Delinquencies, and (ii) to the extent possible, if VitroCo or VitroTech obtains third party financing, it shall endeavor to include an allocation of monies from such financing to reduce the Pre-Modification Delinquencies. Nothing herein shall otherwise limit the right of the Private Companies to declare an event of default under the Mining Contracts and the Royalty Agreement for any reason permitted thereunder.

      2. No Defaults by Private Companies. The Public Companies acknowledge and agree that the Private Companies have performed any and all of their obligations under the Mining Contracts, the Assignment and Assumption of Agreements and the Royalty Agreement, as well as any other agreement between the Private Companies and the Public Companies, and that none of the Private Companies have any further obligation thereunder.

      3.    Purchase Price and Royalty Payment to Private Companies.

            A. Mining Companies. Paragraph 5 of the EIG Mining Contract, and paragraph 4 of the Red Rock Mining Contract and the Valley Springs Mining Contract, are hereby amended to read as follows:

            "Purchase Price. In consideration of the exclusive right to mine, remove and market the Mineral for sale, VitroCo shall pay to the Mining Company, its successors or assigns, from which mine the Mineral was removed, a sum equal to ten percent (10%) of the "gross sales price" per pound of Mineral sold ("Purchase Price")."

            B. Hi-Tech. Paragraph 5 of the Royalty Agreement is hereby amended to read as follows:

                  "Reservation of Royalty. Hi-Tech reserves and excepts unto itself, its successors and assigns a royalty equal to the sum of Five Percent (5%) of the "gross sales price" per pound of Mineral purchased pursuant to the Mining Contracts, or any subsequent agreement with an Affiliated Mineral Entity ("Royalty"). Payment to Hi-Tech of the Royalty by VitroCo, or its successors or assigns, shall be due and payable concurrently with the payments to EIG, Red Rock and/or Valley Springs pursuant to their respective Mining Contracts, or to any Affiliated Mineral Entity pursuant to any subsequent agreement with an Affiliated Mineral Entity, including but not limited to payments which may be paid to EIG, Red Rock, Valley Springs (and/or an Affiliated Mineral Entity) to satisfy the Minimum Requirements, as defined in the Amendments to the Mining Contracts."

            C. Definition of "Gross Sales Price". For purposes of both the Mining Contracts and the Royalty Agreement, the "gross sales price" shall mean the actual price which VitroCo charges to a third party (whether to a distributor, customer or otherwise). If any Mineral is provided to a third party or otherwise used, and is not paid for (such as for testing purposes), then for purposes of determining the Purchase Price and Royalty Payment, the average sales price of Mineral for the prior calendar quarter shall be used. If any Mineral is sold or otherwise transferred to a third party, and cash consideration is not paid by such third party (i.e. Mineral which is used as consideration for the purchase of third party stock or assets), then the Mining Companies shall have the option of electing to receive either ten percent (10%) of the benefit received by VitroCo, or the average sales price of Mineral for the prior calendar quarter for each pound of Mineral so sold or transferred, and Hi-Tech shall have the option of electing to receive either five percent (5%) of the benefit received by VitroCo, or the average sales price of Mineral for the prior calendar quarter for each pound of Mineral so sold or transferred. If the Mineral is sold in a "value added" state, such as, for example, the Mineral is compounded prior to sale (and therefore there is no actual sales price for the Mineral), then the gross sales price shall be the average sales price of Mineral for the prior calendar quarter for each pound of Mineral so sold or transferred. The purpose of this paragraph is for the Private Companies to receive ten percent (10%) and five percent (5%), respectively, of the consideration which the Public Companies receive for the Mineral.

            D. Net Payment. The Purchase Price due the Mining Companies and the Royalty due Hi-Tech shall not be reduced by any sum whatsoever, including but not limited to taxes, whether sales, use, ad valorum or otherwise, fees or other obligations, including royalties or payments to third parties (all of which shall be the obligation of VitroCo).

            E. Cash Flow Positive. Notwithstanding anything contained in this paragraph 3, all sums due hereunder shall be deferred (without interest), and not paid by VitroCo to the Private Companies, until such time as the Consolidated Statement of Cash Flows for VitroTech Corporation indicates that there is Positive Net Cash Flow from Operating Activities for the time period commencing on February 3, 2004 and terminating at the end of a calendar quarter. The foregoing analysis shall be performed at the end of each calendar quarter until such time as the test is satisfied. Once satisfied, there shall be no further deferral of Purchase Price or Royalty Payments (even if VitroTech Corporation ceases to have Positive Net Cash Flow from Operating Activities in the future for one or more quarters). The foregoing deferral shall not affect the amount of Purchase Price or Royalty Payments due from VitroCo to the Mining Companies and Hi-Tech, as the case may be, but only the timing of the payment thereof. For purposes of this definition "Operating Activities" means solely the exploitation of the use of the Mineral the plastics or paint/coatings industries.

            All Purchase Price and Royalty Payments first becoming due and payable after the end of the calendar quarter in which the Positive Net Cash Flow test is satisfied shall be timely paid by VitroCo to the Mining Companies and Hi-Tech, as the case may be, as otherwise provided in this paragraph 3. After the payment of all such current Purchase Price and Royalty Payments, within ten (10) days after the end of each calendar quarter, VitroCo shall pay to the Private Companies all Positive Net Cash Flow from Operating Activities, as shown on the Consolidated Net Cash Flow for VitroTech Corporation, until such time as all of the deferred Purchase Price and Royalty Payments are paid.

            The foregoing "cash flow positive" limitation shall expire on December 31, 2005, regardless of whether or not VitroTech is or has ever been cash flow positive. At that point in time, any then unpaid Purchase Price or Royalties shall be due and payable. The foregoing shall not apply to the payment of Pre-Modification Delinquencies, which are the subject of paragraph 1 above.

            VitroCo's obligation to advance on the Mining Companies' behalf certain costs and expenses relating to the properties which are the subject of the Mining Contracts are not subject to the limitations contained in this "cash flow positive" provision, and VitroCo shall timely pay same, irrespective of their cash position.

            F. Transfer of Title. Title to the Mineral shall be deemed to have passed to VitroCo only when VitroCo both sells the Mineral to a third party (whether a distributor, customer or otherwise), and such Mineral has left the physical possession of VitroCo. Until such time, and notwithstanding the mining, removing and milling of the Mineral by VitroCo, title to the Mineral shall remain with the applicable Mining Company.

            G. Timing of Payment - Calendar Years 2004 and 2005. Subject to the "cash flow positive" limitation contained in paragraph E above, for sales made during calendar years 2004 and 2005, VitroCo shall pay the purchase price due the Private Companies on a monthly basis on or before the last business day of the following month, based on sales revenue actually received by VitroCo (that is, cash or other property collected by VitroCo). VitroCo shall not be obligated to pay any sum to the Private Companies until and unless VitroCo actually receives payment for the Mineral. VitroCo shall accompany payment with evidence reasonably acceptable to the applicable Mining Company and Hi-Tech of all revenues from Mineral actually received by VitroCo during the prior month.

            H. Timing of Payment - Commencing January 1, 2006. For all sales made commencing January 1, 2006, payment by VitroCo to the Private Companies shall be due and payable within sixty (60) days after shipment to a third party (whether customer, distributor or otherwise), or removal of the Mineral from the Continental United States, whether or not such Mineral is sold. "Shipment" shall be defined to mean when the Mineral has left VitroCo's mine site, warehouse or processing facility, as the case may be. The payments due under this paragraph H are not subject to the "cash flow positive" limitations contained in paragraph
E. Return of goods for any reason, or the failure by VitroCo to receive payment for any shipment, or any claim of product liability, defective goods or the like, shall not affect the timing of payment due hereunder, or give rise to any claim for reimbursement or offset by VitroCo against either the Mining Companies or Hi-Tech (however, VitroCo shall have no obligation to pay the Mining Companies or Hi-Tech a second time if Mineral previously returned is resold).

      4. Minimum Requirements. The "Minimum Requirements" contained in the Mining Contracts is amended to provide that there are no Minimum Requirements for pounds of Mineral sold in calendar years 2004 and 2005. Commencing calendar year 2006, and for every year thereafter, the Minimum Requirements will be equal to the greatest number of pounds of Mineral sold during any prior year.

      5. Issuance of stock to Hi-Tech. In consideration of the amendment to the Mining Contracts and the Royalty Agreement, VitroTech hereby agrees to issues 17,107,657 shares of VitroTech common stock to Hi-Tech, as follows:

            A. On January 3, 2005, VitroTech shall issue 5,000,000 shares of its common stock.

            B. On or before the Applicable Measurement Date (as defined below) beginning in 2007 and annually thereafter until an aggregate of 12,107,657 shares (the "Additional Shares") shall have been issued (exclusive of the shares issuable pursuant to Paragraph 5.A.), VitroTech shall issue a number of shares of its common stock determined pursuant to the Issuance Formula (as defined below).

            C.    The "Issuance  Formula"  shall be computed by (i)  multiplying
(a) the Applicable Year Payment Delta (as defined below) by (b) 35%; and (ii) dividing the product so determined by the Applicable Year End Stock Price (as defined below).

            D. The "Applicable Year Payment Delta" shall be computed with respect to each calendar year, beginning in 2006 and continuing until the Additional Shares have all been issued (each such year being referred to as an "Applicable Year"), by subtracting (i) the total Private Company Payments for the Applicable Year as determined after giving effect to the provisions of this Settlement and Modification Agreement, from (ii) the total Private Company Payments for the Applicable Year that would have been due the Private Companies if this Settlement and Modification Agreement had not been executed.

            E. The "Applicable Year End Stock Price" shall be the average closing price of VitroTech's common stock over the five trading day period ending on the last trading day of the Applicable Year. For purposes hereof, the "closing price" shall mean the price of VitroTech's common stock for such date (or the nearest preceding date) (i) on the primary Principal Market (as defined below) on which the common stock is then listed or quoted as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. EST to 4:02 p.m. Eastern Time); (ii) if the Common Stock is not then listed or quoted on the Principal Market and if prices for the Common Stock are then reported in the "Pink Sheets" published by the National Quotation Bureau Incorporated (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the common stock so reported; or (c) in all other cases, the fair market value of a share of common stock as determined by a nationally recognized-independent appraiser selected in good faith by VitroTech. For purposes hereof, "principal market" shall mean initially the OTC Bulletin Board and shall also include the American Stock Exchange, New York Stock Exchange, the NASDAQ Small-Cap Market or the NASDAQ National Market, whichever is at the time the principal trading exchange or market for the common stock, based upon share volume.

            F. The "Applicable Measurement Date" shall mean, with respect to each Applicable Year, the earlier date of (i) ten (10) business days following the completion of the audit of VitroTech annual financial statements with respect to an Applicable Year, or (ii) April 15 of the year immediately following an Applicable Year.

            G. Each issuance of shares pursuant to Paragraph 5.B above shall be accompanied by a written calculation setting forth the Issuance Formula for the Applicable Year in question. In the event there are any disputes with respect to the calculation of the Issuance Formula, the same shall be submitted to VitroTech's independent public accounting firm and said firm shall review all applicable data and compute the Issuance Formula. The determination of such firm shall be deemed conclusive. In the event a dispute with respect to the Issuance Formula is submitted to the independent public accounting firm of VitroTech pursuant to the provisions hereof and it is determined that VitroTech under computed the shares issuable, VitroTech shall be solely responsible for the payment of all fees incurred as a result of engaging the independent public accounting firm in that regard, and VitroTech shall immediately issue the additional shares to Hi-Tech. Otherwise, Hi-Tech and the Mining Companies will be solely responsible for payment of such fees, in which case VitroTech shall have the right to withhold shares of common stock otherwise issuable hereunder to satisfy those accounting fees based on the Applicable Year End Stock Price.

            6. No Other Modifications. Except as expressly provided herein, the Mining Contracts and the Royalty Agreement, as well as all other agreements between the Private Companies and the Public Companies, remain unmodified and in full force and effect.

            7.    Release  of Private  Companies  Released  Parties.  The Public
Companies, and each of their respective parents, subsidiaries, affiliates, officers, directors, agents, servants, employees, successors, assigns and representatives (collectively, "Public Companies Affiliates") do hereby forever release, discharge and acquit the Private Companies and their predecessors, successors, assigns, parents, subsidiaries, representatives, affiliates, officers, directors, managers, members, agents, servants, employees and attorneys, as well as all individuals who are current or former officers, directors, shareholders, employees and attorneys of the Public Companies who are also current or former managers, members, employees or attorneys of the Private Companies (collectively, "Private Companies Released Parties"), of and from any and all claims, demands, obligations, liabilities, indebtednesses, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of action, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, losses and expenses, of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might, or may be claimed to exist, of whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length (hereinafter "Claims") which in any way arise out of, are connected with or relate to the Mining Contracts, the Assignment and Assumption of Assets and the Royalty Agreement.

            As further consideration for this Agreement, the Public Companies hereby agree, represent and warrant that the matters released herein are not limited to matters which are known or disclosed, and the Public Companies understand and on advice of counsel, hereby waive any and all rights and benefits which they now have, or in the future may have, conferred upon them by virtue of the provisions of Section 1542 of the California Civil Code, which provides as follows:

           A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

            In this connection, the Public Companies hereby agree, represent and warrant that they realize and acknowledge that factual matters now unknown to them may have given or may hereafter give rise to Claims, and they further agree, represent and warrant that this Agreement has been negotiated and agreed upon in light of that realization and that they nevertheless hereby intend to release, discharge and acquit the parties set forth hereinabove from any such Claims.

            The Public Companies hereby state that they have read, understand, and on the advice of counsel, hereby waive, relinquish and release the Private Companies and all Private Company Released Parties as hereinabove provided.

            8. Indemnification by the Public Companies. The Public Companies represent and warrant that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person, firm, or corporation whomsoever, any action or actions, causes of action in law or equity, suit, debt, lien, liabilities, claim, demand, damages, losses, costs or expenses, of any nature whatsoever that are herein released. Public Companies agree to indemnify and hold harmless Private Companies and all related parties against action or actions, causes of action in law or equity, suit, debt, lien, liabilities, claim, demand, damages, losses, costs or expenses, of any nature whatsoever based on, arising out of or in connection with any such transfer or assignment or purported transfer or assignment, as well as any Claim made by any Public Company shareholder which is the subject to the release contained herein.

            9. Independent Advice of Counsel. The parties hereto, and each of them, represent and declare that in execution of this Agreement they rely solely on their own judgment, belief and knowledge, and the advice and recommendations of their own independently selected counsel, concerning the nature, extent and duration of their rights and claims, and that they have not been influenced to any extent whatsoever in executing the same by any of the parties hereto or by any person requesting them, or any of them.

            10. Voluntary Agreement. The parties hereto, and each of them, further represent and declare that they have carefully read this Agreement and know the contents thereof, and that they sign the same freely and voluntarily.

            11. Payment of Legal Fees. As additional consideration, the Public Companies agree to pay the legal fees incurred by the Private Companies in connection with the negotiation and preparation of this Agreement and the review and/or negotiation of the Lender's documents as it relates to the Private Companies, payable upon mutual execution of this Agreement, or if incurred after such date, on the first day of the month thereafter. The legal fees paid shall reduce the Pre-Modification Delinquencies.

            12. Payment of Lease Obligations. Hi-Tech executed an office lease dated June 2, 2003 for the office space currently occupied by the Public Companies. The Public Companies shall be responsible for the payment of rent and any other sum due under the Lease, and shall indemnify Hi-Tech against same. The Public Companies shall have the right to request that Hi-Tech assign the Lease or sublet all or a portion of the premises, provided (i) the Public Companies bear any expense relating thereto, and (ii) the Public Companies locate the proposed assignee or sublessee(s). Such assignment and/or sublease(s) shall not affect the Public Companies' obligation to pay rent and any other sum due under the Lease.

            13. Obligations under Notes. Any party who assumes the obligations of the Public Companies under the Private Company Agreements (whether or not through a bankruptcy proceeding), including but not limited to the Lender, shall also be deemed to have assumed the obligations under the Notes (including principal, interest and contingent interest).

            14. Disclosure re Valley Springs. Valley Springs is the assignee from Alliance Asset Management Corp. of two agreements: (i) the agreement with Henry Cleary and Bernard Dubnow, and (ii) the agreement with Andrew Capestro, Esq., Trustee for the Alpha Operating Trust. Paragraph 4.2 of the Dubnow and Cleary agreement provides that escrow must close no later than three years after opening of escrow (which would have been February, 2003) in which case Messrs. Dubnow and Cleary were obligated to assign to Valley Springs any rights it had against Mr. Capestro.

            Escrow did not close, and no formal demand has been made by the heirs of Messrs. Dubnow and Cleary to terminate the purchase agreement because of such failure to close. However, counsel for the Private Companies recently received a letter from counsel for the heirs of Messrs. Cleary and Dubnow requesting that Alliance Asset or Valley Springs close escrow now at a cash price of One Million Five Hundred Thousand Dollars ($1,500,000.00). That letter has been provided to the Public Companies.

            Paragraph 7.C. of the Capestro agreement provides that if entitlements are not obtained within two years of the date of the agreement (which would have been March 6, 2004), that Mr. Capestro can terminate the agreement. Valley Springs has received no notice from Mr. Capestro of his desire to terminate the agreement. However, counsel for the Private Companies recently received a letter from Mr. Capestro, stating that Mr. Capestro would release his attorneys' fee lien and dismiss with prejudice his lawsuit conditioned upon the closing of the transaction with the heirs of Messrs. Dubnow and Cleary. That letter has been provided to the Public Companies.

            It is the obligation of the Public Companies to advance the sums due the heirs of Messrs. Dubnow and Cleary, as well as the sums due Mr. Capestro. However, because the Public Companies do not have the resources to advance the monies close escrow with the heirs of Messrs. Dubnow and Cleary, Valley Springs, with the consent of the Public Companies, shall attempt to renegotiate the terms of the agreement with the heirs of Messrs. Dubnow and Cleary, and with Mr. Capestro. Any such renegotiation shall be binding on the Public Companies. The Public Companies are aware that the renegotiation may not be successful, and Valley Springs shall have the right, if it so elects, to terminate the agreements with the heirs of Messrs. Dubnow and Cleary, and with Mr.Capestro.

            If the Public Companies obtain the right to the Mineral located on the Valley Springs property, then the purchase price which would otherwise be due Valley Springs under paragraph 3.A. above and the royalty which would otherwise be due Hi-Tech under paragraph 3.B. shall apply. If Mr. Capestro agrees to accept as compensation two-thirds of the purchase price due Valley Springs, then such amount due Mr. Capestro shall be offset against the sum due Valley Springs. If Mr. Capestro is not willing to reduce his compensation, then the Public Companies shall pay to Valley Springs its full purchase price per the terms of paragraph 3.A. above, and the Public Companies shall be separately responsible for the payment of any compensation due Mr. Capestro or any third party.

            15. Miscellaneous. This Agreement shall be governed by the laws of the State of California. Venue for any action shall be in Orange County, California. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and representatives. This Agreement is the entire agreement among the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings. Any modification to this Agreement shall be in writing and executed by each party hereto. Each party represents and warrants that it has the authority to enter into this Agreement, and that the party or parties signing same have the authority to do so. If either party hereto commences proceedings to enforce the terms of this Agreement, the party that prevails in such proceeding shall be entitled to recover its reasonable attorneys' fees, court costs and litigation expenses. This Agreement may be executed in counterparts. Time is of the essence of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PRIVATE COMPANIES:                                  PUBLIC COMPANIES:

HI-TECH ENVIRONMENTAL PRODUCTS,                     VITROTECH CORPORATION,
LLC, a Nevada limited liability company             a Nevada corporation

By:____________________________________             By:_________________________
   James Kangas, Chairman Manager
                                                       Its:_____________________
ENVIRO INVESTMENT GROUP, LLC,
a Nevada limited liability company                  By:_________________________

By:____________________________________                Its:_____________________
   Jess Rae Booth, Chairman Manager

RED ROCK CANYON MINERAL, LLC,                       VITROCO INCORPORATED,
a California limited liability company              a Nevada corporation

By:____________________________________             By:_________________________
   Jess Rae Booth, Chairman Manager
                                                       Its:_____________________
VALLEY SPRINGS MINERAL, LLC,
a California limited liability company              By:_________________________

By:____________________________________                Its:_____________________
   Jess Rae Booth, Chairman Manager

                                    EXHIBIT A


As of 9-30-04, the Public Companies owe the following amounts:

1.    HI-TECH:

      a.    Balance owed to Hi-Tech at date of merger (2-3-04)           $ None

      b.    Net cash advances from Hi-Tech to VitroCo between
            2-3-04 and 9-30-04                                      $416,556.29

      c.    Royalties due to Hi-Tech based on collected sales
            between 2-3-04 and 9-30-04                               $28,164.99

      Balance owed to Hi-Tech at 9-30-04                            $444,721.28


2.    ENVIRO INVESTMENT GROUP:

      a.    Balance owed to EIG at date of merger (2-3-04)          $731,541.58

      b.    Payments to EIG between 2-3-04 and 9-30-04             ($115,446.75)

      c.    Purchase payments due to EIG based on collected sales
            between 2-3-04 and 9-30-04                               $24,836.87

      Balance owed to EIG at 9-30-04                                $640,931.70